UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 11, 2016

Ameris Bancorp

(Exact Name of Registrant as Specified in Charter)

Georgia	001-13901	58-1456434
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

310 First Street, S.E., Moultrie, Georgia	31768
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(229) 890-1111

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 11, 2016, Ameris Bancorp (the “Company”) completed its previously announced merger with Jacksonville Bancorp, Inc. (“Jacksonville”), pursuant to an Agreement and Plan of Merger dated as of September 30, 2015 between the Company and Jacksonville (the “Merger Agreement”). Pursuant to the Merger Agreement, each share of the voting common stock and nonvoting common stock of Jacksonville (together, the “Jacksonville stock”) issued and outstanding immediately prior to the closing of the merger was automatically converted into the right to receive, at the election of the holder, either 0.5861 shares of the common stock of the Company (the “stock consideration”) or $16.50 in cash (the “cash consideration”), provided that the total merger consideration was prorated as necessary in accordance with the Merger Agreement so that the total outstanding shares of Jacksonville stock were exchanged 25% for cash and 75% for shares of the common stock of the Company.

Based upon the merger consideration election results, the cash consideration option was oversubscribed. As a result, at the effective time of the merger and in accordance with the proration provisions set forth in the Merger Agreement, shares of Jacksonville stock for which a Jacksonville shareholder had properly elected to receive cash consideration were converted into the right to receive 66.1866% of the merger consideration for such shares in cash and 33.8134% of the merger consideration for such shares in common stock of the Company. Shares of Jacksonville stock for which a Jacksonville shareholder had properly elected to receive stock consideration, or for which no proper election was made, were converted into the right to receive solely stock consideration at the effective time of the merger. Cash will be paid in lieu of fractional shares of the Company’s common stock using the rate of $26.93 for one share of the Company’s common stock (as calculated in accordance with the Merger Agreement).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERIS BANCORP

By:	/s/ Dennis J. Zember Jr.
Dennis J. Zember Jr.
Executive Vice President and Chief Financial Officer

Dated: March 30, 2016